As filed with the Securities and Exchange Commission on June 21, 2006.
				File No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HomeBanc Corp. (Exact Name of Issuer as Specified in its Charter)
Georgia (State or Other Jurisdiction of Incorporation or Organization)			20-0863067 (I.R.S. Employer Identification Number)
HomeBanc Corp. 2002 Summit Boulevard, Suite 100 Atlanta, Georgia 30319 Telephone: (404) 303-4000 (Address, including zip code, and telephone number of Principal Executive Offices)

HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan (Full Title of the Plan)

Charles W. McGuire

Executive Vice President, General Counsel

and Secretary

HomeBanc Corp.

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

Telephone: (404) 459-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

			Copies to: Alana L. Griffin Senior Vice President, Assistant General Counsel and Assistant Secretary HomeBanc Corp. 2002 Summit Boulevard, Suite 100 Atlanta, Georgia 30319 Telephone: (404) 459-7400

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01 per share	5,000,000(1)	$7.19(2)	$35,950,000(2)	$3,847

(1)

Includes an aggregate of 5,000,000 shares to be issued under the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan, as well as such indeterminate number of additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of such plan as a result of stock splits, stock dividends or similar transactions.

(2)

Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Company’s Common Stock reported on the New York Stock Exchange on June 19, 2006.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by HomeBanc Corp., a Georgia corporation (the “Registrant”), in order to register an additional 5,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), for issuance under the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan, as amended on May 25, 2006 (the “Plan”). The shares registered hereby are in addition to the 3,300,000 shares of Common Stock previously registered on a Registration Statement on Form S-8 (File No. 333-117363) filed with the Securities and Exchange Commission (the “Commission”) on July 14, 2004 for issuance pursuant to Plan. A total of 8,300,000 shares of Common Stock have been registered and are available for issuance under the Plan.

PART I.	INFORMATION REQUIRED IN The Section 10(a) Prospectus

(a)         The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b)         Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to HomeBanc Corp., Attention: Corporate Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II.	INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1)   The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2)   The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2006;

(3)   The Registrant’s Current Reports on Form 8-K dated March 27, 2006 and filed on March 30, 2006; dated March 31, 2006 and filed April 6, 2006; dated April 1, 2006 and filed April 3, 2006; dated May 1, 2006 and filed May 5, 2006; dated May 5, 2006 and filed May 8, 2006; dated May 25, 2006 and filed May 30, 2006; and dated May 31, 2006 and filed June 5, 2006; and dated June 15, 2006 and filed June 20, 2006; and

(4)   The description of the Registrant’s common stock, par value $.01 per share, contained in the Registrant’s Registration Statement on Form 8-A filed on July 14, 2004 under

Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities. Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Alana L. Griffin, who is providing the legal opinion attached as Exhibit 5.1 hereto, is employed by the Registrant as Senior Vice President, Assistant General Counsel and Assistant Secretary. Ms. Griffin owns shares of common stock, directly and as a participant in the Registrant’s employee benefit plans, and is eligible to receive awards under the Plan.

Item 6.	Indemnification of Directors and Officers

Georgia Business Corporation Code

Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) empowers us to indemnify a director (including a former director and including a director who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against liability arising from official acts, provided the director acted in good faith and reasonably believed that his or her conduct was in our best interests. We may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. We may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit.

In addition, Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful in defending an action to which the director was a party due to his or her status as our director on the merits or otherwise. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advancement of expenses if it determines that the director is entitled to indemnification under the

GBCC, or it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct provided under Section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to us or for receipt of an improper benefit.

Section 14-2-857 of the GBCC permits us to indemnify an officer (including a former officer and including an officer who is or was serving at our request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the same extent as a director. We may indemnify an officer who is not a director to a further extent by means of our articles of incorporation, bylaws, board resolutions, or by contract. However, we may not indemnify an officer for liability arising from conduct involving appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions, or receipt of an improper benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Articles of Incorporation

Article X of our articles of incorporation exculpates our directors from personal liability for money damages to us or our shareholders to the maximum extent permitted by the GBCC, as it may be amended from time to time. Our articles of incorporation authorize us to indemnify any of our present or former directors or officers who is or was a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative, other than an action by us, by reason of the fact that he or she is or was our director, officer, employee or agent (or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint stock company or association, consortia, company, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Internal Revenue Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Internal Revenue Code, bank, trust company, business trust or other entity and governments and political subdivisions thereof and government agencies and authorities) against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding.

The indemnification covers any claim or liability against the person if the person acted in a manner that he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to us, unless the court determines that he or she is fairly and reasonably entitled to indemnity for proper expenses.

Our articles of incorporation require us, to the maximum extent permitted by the GBCC, to indemnify each present or former director, officer, employee or agent who is made a party to a proceeding by reason of his or her service to us against expenses, including attorneys' fees, actually and reasonably incurred, to the extent that the director, officer, employee, or agent has been successful, on the merits or otherwise, in defense of any action, suit, or proceeding referred to above.

Item 7.	Exemption from Registration Claimed. Not Applicable.

Item 8.	Exhibits

See Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on June 21, 2006.

HOMEBANC CORP.

By: /s/Patrick S. Flood

Patrick S. Flood

Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick S. Flood, Kevin D. Race and Charles W. McGuire, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/Patrick S. Flood Patrick S. Flood	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 21, 2006
/s/Kevin D. Race Kevin D. Race	President, Chief Operating Officer, Chief Financial Officer and Director (Principal Financial Officer)	June 21, 2006
/s/J. Michael Barber J. Michael Barber	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 21, 2006

Signature	Title	Date
/s/Glenn T. Austin, Jr. Glenn T. Austin, Jr.	Director	June 21, 2006
/s/Lawrence W. Hamilton Lawrence W. Hamilton	Director	June 21, 2006
/s/Warren Y. Jobe Warren Y. Jobe	Director	June 21, 2006
/s/Joel K. Manby Joel K. Manby	Director	June 21, 2006
/s/Robert C. Patton Robert C. Patton	Director	June 21, 2006
/s/Bonnie L. Phipps Bonnie L. Phipps	Director	June 21, 2006
/s/John W. Spiegel John W. Spiegel	Director	June 21, 2006
/s/James B. Witherow James B. Witherow	Director	June 21, 2006

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1(i)

Articles of Incorporation of HomeBanc Corp. (Filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-11 as filed with the Commission on March 19, 2004, Commission File No. 333-113777, and incorporated herein by this reference thereto).

4.1(ii)

Articles of Amendment of HomeBanc Corp. (Filed as Exhibit 3.3 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 as filed with the Commission on May 19, 2004, Commission File No. 333- 113777, and incorporated herein by this reference thereto).

4.1(iii)

Articles of Amendment of HomeBanc Corp. (Filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A as filed with the Commission on February 3, 2006, Commission File No. 001-32245, and incorporated herein by this reference thereto).

4.1(iv)

Articles of Amendment of HomeBanc Corp. (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated March 13, 2006, as filed with the Commission on March 14, 2006, Commission File No. 001-32245, and incorporated herein by this reference thereto).

4.2

Bylaws of HomeBanc Corp., as amended to date. (Filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, dated March 13, 2006, as filed with the Commission on March 14, 2006, Commission File No. 001-32245, and incorporated herein by this reference thereto).

4.3

HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan, as amended on May 25, 2006 (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated May 25, 2006, as filed with the Commission on May 30, 2006, Commission File No. 001-32245, and incorporated herein by this reference hereto).

5.1	Opinion of Alana L. Griffin regarding the legality of the securities being registered
23.1	Consent of Alana L. Griffin (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page)